EXHIBIT 6(g)
ARTICLES OF MERGER
OF
IL ANNUITY AND INSURANCE COMPANY,
a Kansas Insurance Company,
(the “Nonsurviving Company”)
WITH AND INTO
INDIANAPOLIS LIFE INSURANCE COMPANY,
an Indiana Insurance Company
(the “Surviving Company”)
     In accordance with the requirements of the Indiana and Kansas insurance laws, the undersigned insurance companies, desiring to effect a merger (the “Merger”), hereby adopt these Articles of Merger and certify that:
ARTICLE I
Surviving Company
     The name of the insurance company surviving the Merger is Indianapolis Life Insurance Company (the “Surviving Company”). The Surviving Company is an Indiana-domiciled insurance company existing under the Indiana insurance law.
ARTICLE II
Nonsurviving Company
     The name of the insurance company merging with and into the Surviving Company is IL Annuity and Insurance Company (the “Nonsurviving Company”), a Kansas-domiciled insurance company existing under the Kansas insurance law.
ARTICLE III
Agreement of Merger
     The Agreement of Merger providing for the Merger of the Nonsurviving Company with and into the Surviving Company and containing the information required by

Indiana Code 27-1-9-3 and by K.S.A. 40-309 is attached hereto as Exhibit A and made a part hereof.
ARTICLE IV
Effective Time
     The Merger shall become effective at 11:59 P.M. Central Daylight Time on June 30, 2003, or such later time and date as may be provided by law.
ARTICLE V
Manner of Adoption and Vote of Surviving Company
     The manner of adoption of the Agreement of Merger and the vote by which it was adopted by the Surviving Company were as follows:
     1. Action by Directors. The Board of Directors of the Surviving Company, acting by unanimous written consent dated June 25, 2003, adopted resolutions approving the Agreement of Merger and authorizing the execution of the Agreement of Merger by the officers of the Surviving Company for and on its behalf.
     2. No Action by Shareholder Required. Pursuant to Indiana Code 27-1-9-3(b) and (i), no shareholder approval of the Agreement of Merger is required. Kansas Statutes Annotated, Section 40-309 does not require shareholder approval of a non-domiciliary party to a merger. Thus, approval of the sole shareholder of the Surviving Company was not sought.
     3. No Subsequent Action by Directors Required. Pursuant to Indiana Code 27-1-9-3(e) and (i), reapproval of the Agreement of Merger by the Board of Directors of the Surviving Company is not required, and, thus, no such reapproval was sought.
     4. Compliance with Legal Requirements. The manner of the adoption of the Agreement of Merger and the vote by which it was adopted constitute full legal compliance with the provisions of the Indiana and Kansas insurance laws and the Articles of Incorporation and

By-Laws of the Surviving Company.
ARTICLE VI
Manner of Adoption and Vote of Nonsurviving Company
     The manner of adoption of the Agreement of Merger and the vote by which it was adopted by the Nonsurviving Company were as follows:
     1. Action by Directors. The Board of Directors of the Nonsurviving Company, acting by unanimous written consent dated June 25, 2003, adopted resolutions (i) approving the Agreement of Merger, (ii) directing that it be submitted to a vote of the sole shareholder of the Nonsurviving Company entitled to vote in respect thereof, and (iii) if approved by such sole shareholder, authorizing the execution of the Agreement of Merger by the officers of the Nonsurviving Company for and on its behalf.
     2. Action by Shareholder. By unanimous written consent dated June 25, 2003, the sole shareholder of the Nonsurviving Company, holding 100% of its issued and outstanding shares of capital stock, duly approved the Agreement of Merger.
     3. No Subsequent Action by Directors Required. Pursuant to Indiana Code 27-1-9-3(e) and (i), reapproval of the Agreement of Merger by the Board of Directors of the Nonsurviving Company is not required, and, thus, no such reapproval was sought.
     4. Compliance with Legal Requirements. The manner of the adoption of the Agreement of Merger and the vote by which it was adopted constitute full legal compliance with the provisions of the Indiana and Kansas insurance laws and the Articles of Incorporation and By-Laws of the Nonsurviving Company.

     IN WITNESS WHEREOF, the Surviving Company and the Nonsurviving Company have caused these Articles of Merger to be signed by their respective duly authorized officers this 25th day of June, 2003.

INDIANAPOLIS LIFE INSURANCE COMPANY (Surviving Company)
By:	/s/ Gary R. McPhail
Gary R. McPhail, President and Chief Executive Officer

By:	/s/ James A. Smallenberger
James A. Smallenberger, Secretary

ACKNOWLEDGMENT

STATE OF IOWA	)
) SS:
COUNTY OF POLK	)
     I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of Iowa, hereby certify that Gary R. McPhail and James A. Smallenberger, the President and Chief Executive Officer and Secretary, respectively, of Indianapolis Life Insurance Company, personally appeared before me, acknowledged execution of the foregoing Articles of Merger for and on behalf of Indianapolis Life Insurance Company and swore or attested to the truth of the facts therein stated.
     WITNESS my hand and Notarial Seal this 25th day of June, 2003.

/s/ Laurie F. Theis
Notary Public

Laurie F. Theis
Printed Name

My County of Residence: Dallas, Iowa
My Commission Expires: 10-21-2003

IL ANNUITY AND INSURANCE COMPANY (Nonsurviving Company)
By:	/s/ Mark V. Heitz
Mark V. Heitz, President and Chief
Executive Officer

By:	/s/ Christopher S. Conroy
Christopher S. Conroy, Assistant Secretary

ACKNOWLEDGMENT

STATE OF KANSAS	)
) SS:
COUNTY OF SHAWNEE	)
     I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of Kansas, hereby certify that Mark V. Heitz and Christopher S. Conroy, the President and Chief Executive Officer and Assistant Secretary, respectively, of IL Annuity and Insurance Company, personally appeared before me, acknowledged execution of the foregoing Articles of Merger for and on behalf of IL Annuity and Insurance Company and swore or attested to the truth of the facts therein stated.
     WITNESS my hand and Notarial Seal this 25th day of June, 2003.

/s/ Cara P. Christianson
Notary Public

Cara P. Christianson
Printed Name

My County of Residence: Shawnee, Kansas
My Commission Expires: 5/3/06
This instrument was prepared by Richard T. Freije, Jr., Attorney at Law, Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204

AGREEMENT OF MERGER
This Agreement of Merger (“Agreement”) is made and entered into as of June 25, 2003, by and between IL Annuity and Insurance Company (“IL”), a Kansas stock life insurance company, whose executive offices and principal place of business are located at 555 South Kansas Avenue, Topeka, Kansas 66603, and Indianapolis Life Insurance Company, (the “Surviving Corporation”) an Indiana stock life insurance company, whose executive offices and principal place of business are located at 2960 North Meridian Street, Indianapolis, Indiana 46208.
RECITALS
A.	The board of directors and sole shareholder of IL and the board of directors of the Surviving Corporation, respectively, deem it in the best interest of their respective corporations that IL be merged with and into the Surviving Corporation (the “Merger”).

B.	IL and the Surviving Corporation desire to enter into this Agreement to set forth their mutual understandings regarding the Merger.

C.	IL and the Surviving Corporation intend that the Merger qualify as a tax-free transaction under Section 332 of the Internal Revenue Code.
AGREEMENT
Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants, and agreements set forth herein, the parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:
Article 1. The Merger
1.1	Merger. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, IL shall be merged with and into the Surviving Corporation in accordance with the applicable laws of the States of Kansas and Indiana and the separate existence of IL shall cease. The Surviving Corporation shall possess: (i) all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, power, franchises, and authority, of a public as well as of a private nature, of IL and all obligations belonging to or due IL shall be vested in the Surviving Corporation without further act or deed; (ii) title to any real estate or any interest therein vested in IL shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of IL shall be preserved unimpaired; and (iv) the Surviving Corporation shall be liable for all obligations of IL and any claim existing, or action or proceeding pending, by or against IL, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

1.2	Effective Time of Merger. Unless otherwise agreed by the parties or otherwise provided by law, the Merger shall become effective at 11:59 p.m. central daylight time, on June 30, 2003 (the “Effective Time”).
Exhibit A

1.3	Governing Law. The Surviving Corporation shall be governed by the laws of the State of Indiana.
Article 2. Manner of Effecting Merger
2.1	Shareholders. The sole shareholder of IL, being the Surviving Corporation, shall, upon the Effective Time, surrender its shares of stock in IL which shares shall be cancelled without further action by anyone. No additional stock in the Surviving Corporation shall be issued.

2.2	IL Certificates of Authority and Corporate Authority. Prior to the Effective Time, IL shall tender to the Kansas and Indiana Insurance Departments its Certificates of Authority. The Kansas and Indiana Insurance Departments shall hold and cancel such Certificates in accordance with their respective procedures as a result of the Merger.

2.3	Dissenting Shareholders. The sole shareholder of IL has voted to approve the Merger and this Agreement pursuant to a resolution dated June 25, 2003. As a result, there are no dissenting shareholders of IL. Notwithstanding the above, any dissenting shareholder shall be entitled to payment in cash of an amount equal to the fair value of the stock if the stockholder shall refuse to assent to the merger.

2.4	Regulatory Approval. The Merger and this Agreement are subject to approval by the Kansas and Indiana Insurance Departments and any other required regulatory approvals.
Article 3. Articles of Incorporation and Bylaws
3.1	Articles and Bylaws of the Surviving Corporation. The Articles of Incorporation and Bylaws of the Surviving Corporation prior to the merger shall be deemed to be the Articles of Incorporation and Bylaws of the Surviving Corporation after the merger until further amendment.
Article 4. Directors and Officers
4.1	Surviving Corporation. The initial post-merger board of directors and officers of the Surviving Corporation shall be the same persons as those existing in the Surviving Corporation at the Effective Time, and shall continue as directors and officers of the Surviving Corporation until their successors are duly elected and qualified.
Article 5. Representations and Warranties of IL
IL warrants and represents to the Surviving Corporation that:
5.1	General. IL is a stock life insurance company validly existing and in good standing under the laws of the State of Kansas, and has the requisite corporate power and authority to conduct its business as it is currently being conducted.

5.2	Licenses. IL is engaged in the business of life and annuity insurance in the State of Kansas and elsewhere and holds valid licenses to conduct such business, which are in full force and effect on the date of this Agreement.

5.3	Authority Relative to this Agreement. IL has all requisite corporate power and authority to enter into and deliver this Agreement, and the execution and delivery hereof has been duly approved and authorized by IL’s board of directors and its sole shareholder.

5.4	Financial Statements. On or before the Effective Time, IL will deliver to the Surviving Corporation true and complete copies of its audited statutory basis financial statements for the year 2002, and unaudited statutory basis financial statements through March 31, 2003. IL has previously made available to the Surviving Corporation true and complete copies of all filings made by IL within the past three years with the Kansas Insurance Department.

5.5	Reserves. Except as otherwise previously disclosed, the aggregate actuarial reserves and other actuarial amounts held in respect of liabilities with respect to IL as established or reflected in the December 31, 2002, annual financial statement and the quarterly financial statement as of March 31, 2003, were determined in accordance with generally accepted actuarial standards consistently applied, were fairly stated in accordance with sound actuarial principles and were based on actuarial assumptions that meet the requirements of the applicable insurance laws of the State of Kansas, and, to the knowledge of IL, were adequate under generally accepted actuarial standards consistently applied to cover the total amount of all reasonably anticipated matured and unmatured liabilities of IL.

5.6	No Undisclosed Liabilities. Except as disclosed in the December 31, 2002 annual financial statement, the March 31, 2003 quarterly financial statement or otherwise, IL had no liabilities other than liabilities in respect to life and annuity insurance contracts, payroll, employee benefits and other employee compensation, which would have been required to be disclosed on such financial statements, that exceeded individually or in aggregate the amount of $500,000.

5.7	Absence of Certain Changes or Events. Since March 31, 2003, except as disclosed in writing by IL to the Surviving Corporation, IL has conducted its affairs only in the ordinary course of business in all material respects, consistent with past practices and there has been no material adverse change in the business or financial condition of IL.

5.8	Litigation. Except as disclosed in writing to the Surviving Corporation, there are no proceedings pending, nor, to the knowledge of IL, any proceedings or investigations (other than claims in the ordinary course of the insurance business) threatened against, relating to, or involving or affecting IL which exceed individually or in aggregate $500,000.

5.9	Compliance with Law. To the best of its knowledge and except as otherwise previously disclosed, IL is not in violation in any material respect (or, with notice or lapse of time or both, would be in violation in any material respect) of any term or provision of any applicable law, regulation, rule, ordinance, order, judgment, writ or injunction of any federal, state, or local government or instrumentality or agency thereof, or of any court, which violation may reasonably be expected to have a material adverse effect on the business or financial condition of IL. IL is not a party to any contract with or other undertaking to or is subject to any order by or is a recipient of any supervisory or any other oral or written communication of any kind from any governmental entity which materially and adversely affects or is reasonably likely to materially and adversely affect the business or financial condition of IL.
Article 6. Representations and Warranties of the Surviving Corporation
The Surviving Corporation warrants and represents to IL that:

6.1	General. The Surviving Corporation is a stock life insurance company, duly organized, validly existing and in good standing under the laws of the State of Indiana, and has the requisite corporate power and authority to conduct its business as it is currently being conducted.

6.2	Licenses. The Surviving Corporation is engaged in the business of life and annuity insurance in Indiana and elsewhere, and holds valid licenses to conduct such business which are in full force and effect on the date of this Agreement.

6.3	Authority Relative to this Agreement. The Surviving Corporation has all requisite corporate power and authority to enter into and deliver this Agreement, and the execution and delivery hereof has been duly approved and authorized by the Surviving Corporation’s board of directors.

6.4	Financial Statements. On or before the Effective Time, the Surviving Corporation will deliver to IL true and complete copies of its audited statutory basis financial statement for the year 2002, and an unaudited statutory basis quarterly financial statement through March 31, 2003. The Surviving Corporation has previously made available to IL true and complete copies of all filings made by the Surviving Corporation within the past three years with the Indiana Insurance Department.

6.5	Reserves. Except as otherwise previously disclosed, the aggregate actuarial reserves and other actuarial amounts held in respect of liabilities with respect to the Surviving Corporation as established or reflected in the December 31, 2002, annual financial statement and the quarterly financial statement as of March 31, 2003, were determined in accordance with generally accepted actuarial standards consistently applied, were fairly stated in accordance with sound actuarial principles and were based on actuarial assumptions that meet the requirements of the applicable insurance laws of the State of Indiana, and, to the knowledge of the Surviving Corporation, were adequate under generally accepted actuarial standards consistently applied to cover the total amount of all reasonably anticipated matured and unmatured liabilities of the Surviving Corporation.

6.6	No Undisclosed Liabilities. Except as disclosed in the December 31, 2002, annual financial statement and the March 31, 2003, quarterly financial statement or otherwise, the Surviving Corporation had no liabilities other than liabilities in respect to life and annuity insurance contracts, payroll, employee benefits and other employee compensation, which would have been required to be disclosed on such financial statements, that exceeded individually or in aggregate the amount of $500,000.

6.7	Absence of Certain Changes or Events. Since March 31, 2003, except as disclosed in writing by the Surviving Corporation to IL, the Surviving Corporation has conducted its affairs only in the ordinary course of business in all material respects, consistent with past practices and there has been no material adverse change in the business or financial condition of the Surviving Corporation.

6.8	Litigation. Except as disclosed in writing to IL, there are no proceedings pending, nor, to the knowledge of the Surviving Corporation, any proceedings or investigations (other than claims in the ordinary course of the insurance business) threatened against, relating to, or involving or affecting the Surviving Corporation which exceed individually or in aggregate $500,000.

6.9	Compliance with Law. To the best of its knowledge and except as otherwise previously disclosed, the Surviving Corporation is not in violation in any material respect (or, with notice or lapse of time or both, would be in violation in any material respect) of any term or provision of any applicable law, regulation, rule, ordinance, order, judgment, writ or injunction of any federal, state, or local government or instrumentality or agency thereof, or of any court, which violation may reasonably be expected to have a material adverse effect on the business or financial condition of the Surviving Corporation. The Surviving Corporation is not a party to any contract with or other undertaking to or is subject to any order by or is a recipient of any supervisory or any other oral or written communication of any kind from any governmental entity which materially and adversely affects or is reasonably likely to materially and adversely affect the business or financial condition of the Surviving Corporation.
Article 7. Certain Covenants
7.1	Conduct of Business Pending the Merger. IL and the Surviving Corporation covenant and agree with each other that from the date hereof to the Effective Time, unless the other party shall otherwise agree in writing or as otherwise expressly permitted or contemplated under the Agreement or required by law:
A.	The business of each party shall be conducted only in the ordinary course in a manner not materially different from the manner in which the party conducted business since March 31, 2003.

B.	No party shall make or propose to make any change in its underwriting, investment or other practices in any respect which is materially adverse to the condition of such party. None of the parties hereto shall, between the date of this agreement and the Effective Time, dispose of any of its assets except as agreed to by the parties or in the normal course of business and for adequate value.
7.2	Access and Information. IL and the Surviving Corporation shall afford to the other and the other’s accountants, counsel and other representatives, full access during normal business hours from the date hereof to the Effective Time, to all of their respective assets, books, contracts, commitments, correspondence, and records (including, without limitation, tax returns, insurance policies and accountants’ work papers) and, during such period, shall furnish promptly to one another a copy of each material report, schedule or other document filed or received by it pursuant to the requirements of law and all such other information concerning its business, assets and personnel as the other may reasonably request.

7.3	Notice of Proceedings. IL and the Surviving Corporation shall promptly notify the other of and provide all information relating to any proceedings or investigations commenced or threatened against, relating to or involving or otherwise affecting IL or the Surviving Corporation which, if concluded adversely, would have a material adverse effect on the business or financial condition of IL or the Surviving Corporation.

7.4	Notification of Certain Other Matters. IL and the Surviving Corporation shall promptly notify each other and provide each other with all material information relating to any notice or other communication from or to any rating agency in connection with this Agreement or the transactions contemplated hereby or otherwise and from or to any governmental entity in connection with this Agreement or the transactions contemplated hereby and any change or other event which may have a material adverse effect on the condition of such party or the occurrence of an event or development which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change other than general economic or financial conditions which do not materially affect such party uniquely.

7.5	Conduct of Business. As of the Effective Time, the Surviving Corporation shall issue to policyholders of IL which exist at the Effective Time, a Merger Certificate reflecting the undertaking of risk on such policies by the Surviving Corporation in the place of IL. The Surviving Corporation shall, prior to the Effective Time, have approved by the Kansas and Indiana Insurance Departments such endorsements and other materials necessary for the Surviving Corporation to conduct the business previously conducted by IL within the States of Kansas and Indiana. IL shall assure that each and all of the reinsurance contracts under which IL now operates are assignable to and have been assigned to the Surviving Corporation as of the Effective Time.

7.6	Service of Process. Indianapolis Life does hereby agree that it may be served with process in the State of Kansas in any proceeding for enforcement of any obligation of IL Annuity, as well as for enforcement of any obligation of Indianapolis Life arising from the merger, including any suit or proceeding to enforce the right of any shareholder. Indianapolis Life does hereby irrevocably appoint the Kansas Commissioner of Insurance as its agent to accept service of process in any such suit or other proceedings and shall also appoint the Secretary of State of Kansas for such purposes; and does hereby specify the following address to which a copy of such process may be mailed by the Kansas Commissioner of Insurance, and, if applicable, the Secretary of State of Kansas: Indianapolis Life Insurance Company, 2960 North Meridian Street, Indianapolis, Indiana 46208.

Article 8. Conditions
8.1	Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
A.	This Agreement and the Merger shall have been approved by the board of directors and sole shareholder of IL and the board of directors of the Surviving Corporation;

B.	All required regulatory approvals shall have been obtained prior to the Effective Time.
8.2	Condition to Obligation of the Surviving Corporation to Effect the Merger. The obligations of the Surviving Corporation to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
A.	All corporate action on the part of IL necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which IL is or is to be party and the Merger and any other transactions contemplated hereby or thereby shall have been duly and validly taken. IL shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time and the representations and warranties of IL contained in Article 5 of this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such date and time.

B.	The Surviving Corporation shall have received a Certificate of the Chief Executive Officer of IL as to the satisfaction of the conditions set forth in 8.2A. substantially as set forth in Exhibit A hereto.
8.3	Conditions to Obligation of IL to Effect the Merger. The obligations of IL to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
A.	All corporate action on the part of the Surviving Corporation necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which the Surviving Corporation is or is to be party and the Merger and any other transactions contemplated hereby or thereby shall have been duly and validly taken. The Surviving Corporation shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time and the representations and warranties of the Surviving Corporation contained in Article 6 of this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such date and time.

B.	IL shall have received a Certificate of the Chief Executive Officer of the Surviving Corporation as to the satisfaction of the conditions set forth in 8.3A. substantially as set forth in Exhibit B hereto.
Article 9. Termination and Abandonment
Methods of Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:
(a)	by mutual written consent of IL and the Surviving Corporation,

(b)	by either IL or the Surviving Corporation, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if a judgment, injunction, order or decree enjoining IL or the Surviving Corporation from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable,

(c)	by the Surviving Corporation if any of the representations and warranties set forth in Article 5 or covenants set forth in Article 7 have been breached by IL, or shall not have been performed or complied with by IL, in any material respect, at or before the Effective Time and such breach, non-performance, or non-compliance have not been cured or eliminated within 30 calendar days after written notice thereof has been given by the Surviving Corporation to IL, or

(d)	by IL if any of the representations and warranties set forth in Article 6 or covenants set forth in Article 7 have been breached by the Surviving Corporation, or shall not have been performed or complied with by the Surviving Corporation, in any material respect, at or before the Effective Time and such breach, non-performance, or non-compliance have not been cured or eliminated within 30 calendar days after written notice thereof has been given by IL to the Surviving Corporation.
Article 10. Amendment and Modification
Subject to Kansas and Indiana laws, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on June 25th, 2003.

IL ANNUITY AND INSURANCE COMPANY
By:	/s/ Mark V. Heitz
Mark V. Heitz, President and Chief Executive Officer

Attest:

/s/ Michael H. Miller
Michael H. Miller, Secretary

INDIANAPOLIS LIFE INSURANCE COMPANY
/s/ Gary R. McPhail
Gary R. McPhail, President and of Executive Officer

Attest:

/s/ James A. Smallenberger
James A. Smallenberger, Secretary